EXHIBIT 23.7

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
                                                 L.P. MARTIN & COMPANY

                                               A PROFESSIONAL CORPORATION
               MEMBERS                        CERTIFIED PUBLIC ACCOUNTANTS                       MEMBERS
         VIRGINIA SOCIETY OF                      4132 INNSLAKE DRIVE                     AMERICAN INSTITUTE OF
    CERTIFIED PUBLIC ACCOUNTANTS               GLEN ALLEN, VIRGINIA 23060             CERTIFIED PUBLIC ACCOUNTANTS


LEE P. MARTIN, JR., C.P.A.                       PHONE: (804) 346-2626                       ROBERT C. JOHNSON, C.P.A.
WILLIAM L. GRAHAM, C.P.A.                         FAX: (804) 346-9311                  LEE P. MARTIN, C.P.A. (1948-76)
BERNARD G. KINZIE, C.P.A.
W. BARCLAY BRADSHAW, C.P.A.
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                          Independent Auditors' Report

Apple Suites, Inc.
Richmond, Virginia

         We consent to (1) the use of our report dated November 7, 1999 with respect to the balance sheets of the Homewood Suites Hotel - Jackson as of December 31, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows for the years then ended, (2) the use of our report dated November 7, 1999 with respect to the combined balance sheets of the Homewood Suites Acquisition Hotels as of December 31, 1998 and 1997 and the related combined statements of income, shareholders' equity and cash flows for the years then ended, and (3) the use of our report dated August 23, 1999 with respect to the combined balance sheets of the Homewood Suites Acquisition Hotels as of December 31, 1998 and 1997 and the related combined statements of income, shareholders' equity and cash flows for the years then ended, for inclusion in a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple Suites, Inc., and to the references to our firm as "experts" therein.

                                                     /s/ L.P. Martin & Co., P.C.

Richmond, Virginia
March 21, 2000